Exhibit 1.1

THIRD POINT RE (USA) HOLDINGS INC.

THIRD POINT REINSURANCE LTD.

$115,000,000

7.00% Senior Notes due 2025

UNDERWRITING AGREEMENT

February 10, 2015

DEUTSCHE BANK SECURITIES INC.

CREDIT SUISSE SECURITIES (USA) LLC

As Representatives of the several Underwriters listed in Schedule 1 hereto

c/o Deutsche Bank Securities Inc.

60 Wall Street, 4th Floor

New York, New York 10005

c/o Credit Suisse Securities (USA) LLC

11 Madison Avenue

New York, New York 10010

Ladies and Gentlemen:

Third Point Re (USA) Holdings Inc., a Delaware corporation (the “Issuer”), proposes to issue and sell to the several underwriters listed in Schedule 1 hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), $115,000,000 aggregate principal amount of its 7.00% Senior Notes due 2025 (the “Notes”). The Notes are to be issued under an indenture to be dated as of February 13, 2015 (the “Base Indenture”), by and among the Issuer, Third Point Reinsurance Ltd., a Bermuda exempted company (the “Guarantor”), and The Bank of New York Mellon, as Trustee (the “Trustee”), as supplemented by a First Supplemental Indenture thereto, to be dated as of February 13, 2015, by and among the Issuer, the Guarantor and the Trustee (the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”).

Pursuant to the Indenture, the Guarantor has agreed to fully and unconditionally guarantee (the “Guarantee,” and together with the Notes, the “Securities”) the payment of principal of, premium, if any, on, and interest on the Notes.

The Issuer and the Guarantor hereby confirm their agreement with the Underwriters concerning the purchase and sale of the Notes, as follows:

1. Registration Statement. The Issuer meets the requirements for use of Form S-3 under the Act. The Issuer and the Guarantor have prepared and filed an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Act”), on Form S-3 (File No. 333-201598 and 333-201598-01) in respect of the Securities, including a form of prospectus (the “Base Prospectus”), in conformity with the requirements of the Act and the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) thereunder. Such registration statement, which shall be deemed to include all information omitted therefrom in reliance upon Rules 430A, 430B or 430C under the Act, is herein referred to as the “Registration Statement.” The Registration Statement became effective upon filing with the Commission under Rule 462(e) under the Act on January 20, 2015. If the Issuer has filed any amendment to the Registration Statement pursuant to Rules 413(b) and 462(e) under the Act, then any reference herein to the term “Registration Statement” shall be deemed to include such post-effective amendment. As used herein, the term “Final Prospectus” means the prospectus (including any prospectus supplement) relating to the Securities in the form first used (or made available upon request of purchasers pursuant to Rule 173 under the Act) in connection with confirmation of sales of the Securities, to be filed with the Commission in accordance with Rules 415 and 424(b) under the Act. The Base Prospectus, as supplemented by each preliminary prospectus (including any preliminary prospectus supplement) relating to the Securities filed with the Commission pursuant to Rule 424(b) under the Act, including the documents incorporated by reference in the Base Prospectus, is herein referred to as a “Preliminary Prospectus.” Any reference herein to the Registration Statement, any Preliminary Prospectus or the Final Prospectus or to any amendment or supplement to any of the foregoing documents shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the effective date of the Registration Statement or the date of such Preliminary Prospectus or the Final Prospectus, as the case may be, and any reference to “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the Final Prospectus shall be deemed to include any documents incorporated by reference therein, and any supplements or amendments thereto, filed with the Commission after the date of filing of the Registration Statement with the Commission and prior to the termination of the offering of the Securities by the Underwriter.

At or prior to the Applicable Time (as defined below), the Issuer had prepared the following information (collectively, the “Pricing Disclosure Package”): a Preliminary Prospectus dated February 6, 2015 (the “Pricing Prospectus”) and each General Use Free Writing Prospectus (as defined below).

As used in this Agreement:

“Applicable Time” means 3:42 P.M., New York City time, on the date of this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 under the Act, relating to the Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Issuer’s records pursuant to Rule 433(g) under the Act.

“General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is identified on Annex B to this Agreement.

“Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Free Writing Prospectus.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

2. Purchase, Sale and Delivery of the Securities. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Issuer agrees to issue and sell to the several Underwriters, and each Underwriter, acting severally and not jointly, agrees to purchase, the Notes in the respective principal amounts set forth opposite such Underwriter’s name on Schedule 1 hereto from the Issuer at 99.35% of their principal amount. One or more certificates in definitive form for the Notes that the Underwriters have agreed to purchase hereunder, and in such denomination or denominations and registered in such name or names as the Underwriters request upon notice to the Issuer at least 48 hours prior to the Closing Date, shall be delivered by or on behalf of the Issuer to the Underwriters, against payment by or on behalf of the Underwriters of the purchase price therefor by wire transfer (same day funds), to such account or accounts as the Issuer shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. Delivery of the Notes shall be made through the facilities of The Depository Trust Company (“DTC”), unless the Representatives shall otherwise instruct, and payment for the Securities shall be made at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York at 10:00 A.M., New York time, on February 13, 2015, or at such other place, time or date as the Underwriters, on the one hand, and the Issuer, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.” The Issuer will make such certificate or certificates for the Securities available for checking and packaging by the Underwriters at the offices of DTC or its designated custodian in New York, New York, or at such other place as Deutsche Bank Securities Inc. may designate, not later than 1:00 P.M., New York City time, on the day prior to the Closing Date.

3. Offering by the Underwriters. It is understood that the Underwriters are to make a public offering of the Securities as soon as the Representatives deem advisable to do so. The Securities are to be initially offered to the public on the terms and conditions set forth in the Pricing Disclosure Package. The Representatives may from time to time thereafter change the public offering price and other selling terms.

4. No Advisory or Fiduciary Relationship. Each of the Issuer and the Guarantor acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Issuer and the Guarantor with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Issuer, the Guarantor or any other person. Additionally, neither the Representatives nor any other Underwriter is advising the Issuer, the Guarantor or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Issuer and the Guarantor shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Issuer or the Guarantor with respect thereto. Any review by the Underwriters of the Issuer, the Guarantor, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Issuer or the Guarantor.

5. Representations and Warranties of the Issuer and the Guarantor. Each of the Issuer and the Guarantor represents and warrants to each Underwriter that:

(a) Preliminary Prospectus. No order preventing or suspending the use of the Pricing Prospectus has been issued by the Commission, and the Pricing Prospectus included in the Pricing Disclosure Package, at the time of filing thereof, complied in all material respects with the Act, and the Pricing Prospectus, at the time of filing thereof, did not contain any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Issuer and the Guarantor make no representation and warranty with respect to (x) that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Trustee or (y) any statements or omissions made in reliance upon and in conformity with any Underwriter Information (as defined below).

(b) Pricing Disclosure Package. The Pricing Disclosure Package, as of the Applicable Time, did not, and, as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Issuer and the Guarantor make no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with any Underwriter Information.

(c) Issuer Free Writing Prospectus. Other than the Registration Statement, any Preliminary Prospectus and the Final Prospectus, neither the Issuer (including its agents and representatives, other than the Underwriters in their capacity as such) nor the Guarantor has prepared, used, authorized, approved or referred to any Issuer Free Writing Prospectus other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Act or Rule 134 under the Act or (ii) any General Use Free Writing Prospectus. Each such Issuer Free Writing Prospectus, as of its date and as of the Applicable Time, (i) did not include any information that conflicted with the information contained in the Registration Statement or the Pricing Disclosure Package, (ii) complied with the requirements of Rule 433 applicable to any Issuer Free Writing Prospectus, including retention, where required, and legending, (iii) has been or will be (within the time period specified in Rule 433) filed in accordance with the Act (to the extent required thereby) and (iv) when taken together with the Pricing Disclosure Package, did not, and as of the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that neither the Issuer nor the Guarantor make any representation and warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus or Preliminary Prospectus in reliance upon and in conformity with any Underwriter Information.

(d) Registration Statement and Prospectus; Indenture. The Registration Statement became effective upon filing with the Commission. No order suspending the effectiveness of the Registration Statement has been issued by the Commission, and no proceeding for that purpose or pursuant to Section 8A of the Act against the Issuer or the Guarantor or related to the offering of the Securities has been initiated or, to the knowledge of the Issuer or the Guarantor, threatened by the Commission; as of the applicable effective date of the Registration Statement and any post-effective amendment thereto, the Registration Statement and any such post-effective amendment complied and will comply in all material respects with the Act and the Rules and Regulations, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and as of the date of the Final Prospectus and any amendment or supplement thereto, and as of the Closing Date, the Final Prospectus did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that neither the Issuer nor the Guarantor makes any representation and warranty with respect to (x) that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Trustee or (y) any statements or omissions made in reliance upon and in conformity with any Underwriter Information. The documents incorporated, or to be incorporated, by reference in the Final Prospectus, at the time filed with the Commission, conformed or will conform in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”). The Indenture will comply in all material respects with the applicable requirements of the Trust Indenture Act.

(e) Offering Material. The Issuer and the Guarantor have not, directly or indirectly, distributed and will not distribute any offering material in connection with the offering and sale of the Securities other than the Preliminary Prospectus(es), the Final Prospectus, the General Use Free Writing Prospectus(es) and each Limited Use Free Writing Prospectus approved in writing in advance by the Representatives and other materials, if any, permitted under the Act and consistent with Section 6(c) below. To the extent they are required to do so, the Issuer and the Guarantor will file with the Commission all Issuer Free Writing Prospectuses in the time and manner required under Rules 163(b)(2) and 433(d) under the Act.

(f) Well-known Seasoned Issuer. (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the earliest time after the filing of the Registration Statement that the Issuer or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) of the Securities, the Company was not an “ineligible issuer” as defined in Rule 405 under the Securities Act, and (iv) at the date hereof, the Guarantor is a “well-known seasoned issuer” as defined in Rule 405 under the Act. Neither the Issuer nor the Guarantor has received from the Commission any notice pursuant to Rule 401(g)(2) under the Act objecting to the use of the automatic shelf registration statement form.

(g) Financial Statements. The financial statements (including the related notes thereto) of the Guarantor and its consolidated subsidiaries included in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus comply in all material respects with the applicable requirements of the Act and present fairly in all material respects the financial position of the Guarantor and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby, and any supporting schedules included in the Registration Statement present fairly in all material respects the information required to be stated therein; and the other financial information included in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus has been derived from the accounting records of the Guarantor and its consolidated subsidiaries and presents fairly in all material respects the information shown thereby. For the avoidance of doubt the term “subsidiaries” of the Guarantor includes the Issuer.

(h) No Material Adverse Change. Since the date of the most recent consolidated financial statements of the Guarantor included in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus, (i) there has not been any material change in the share capital (other than the issuance of common shares upon exercise of share options and warrants described as outstanding in, and the vesting of restricted shares and the grant of options and awards under existing equity incentive plans described in, the Registration Statement, the Pricing Disclosure Package and the Final Prospectus), short-term debt or long-term debt of the Guarantor or any of its subsidiaries (other than as described in the Pricing Disclosure Package and the Final Prospectus), or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Issuer or the Guarantor on any class of share capital, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, shareholders’ equity, or results of operations of the Guarantor and its subsidiaries taken as a whole; (ii) neither the Guarantor nor any of its subsidiaries has entered into any transaction or agreement that is material to the Guarantor and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Guarantor and its subsidiaries taken as a whole; and (iii) neither the Guarantor nor any of its subsidiaries has sustained any loss or interference with its business that is material to the Guarantor and its subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or governmental or regulatory authority having jurisdiction over the Guarantor and its subsidiaries; except, in each case of clauses (i), (ii) and (iii), as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus.

(i) Organization and Good Standing. The Guarantor and each of the Guarantor’s subsidiaries listed on Schedule 2 hereto (such subsidiaries, collectively, the “Designated Subsidiaries”) and the Issuer have been duly incorporated and are validly existing and in good standing, or the equivalent thereof, under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing or the equivalent thereof with respect to the laws of foreign countries in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, management, financial position, shareholders’ equity or results of operations or prospects of the Guarantor and its subsidiaries taken as a whole or on the performance by the Issuer or the Guarantor of their obligations under this Agreement (a “Material Adverse Effect”). The Guarantor does not own or control, directly or indirectly, any corporation, association or other entity other than (x) the subsidiaries listed in Exhibit 21 to the Guarantor’s Form 10-K and (y) the subsidiaries listed in Schedule 3 hereto.

(j) Capitalization. Each of the Issuer and the Guarantor has an authorized capitalization as set forth in the Pricing Prospectus under the heading “Capitalization”; all the issued and outstanding common shares of the Guarantor have been duly and validly authorized and issued and are fully paid and non-assessable; no preemptive rights exist with respect to any of the Notes or the issuance and sale thereof; the share capital of the Guarantor conforms in all material respects to the description thereof contained in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus; and all the issued and outstanding shares or other equity interests of each subsidiary wholly owned, directly or indirectly, by the Guarantor have been duly and validly authorized and issued, are fully paid and non-assessable, and are owned directly or indirectly by the Guarantor, free and clear of any material lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, in each case except as otherwise described in the Registration Statement or as would not reasonably be expected to have a Material Adverse Effect. Neither the Guarantor nor any of its subsidiaries has issued any debt securities or preferred shares that are currently outstanding, other than the Securities.

(k) Due Authorization. (i) Each of the Issuer and the Guarantor has the necessary corporate power and authority to enter into and perform its obligations under this Agreement, the Indenture and the Securities and to issue and sell the Securities pursuant to this Agreement and the Indenture. Each of the Issuer and the Guarantor have taken all corporate action required to authorize the execution and performance of this Agreement, the Indenture, the Securities and the issue and sale of the Securities.

(ii) The Notes, when issued, will be in the form contemplated by the Indenture. The Notes have been duly and validly authorized by the Issuer and, when executed by the Issuer and authenticated by the Trustee in accordance with the provisions of the Indenture and when delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Issuer, entitled to the benefits of the Indenture, and enforceable against the Issuer in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(iii) Each of the Issuer and the Guarantor has the necessary corporate power and authority to execute, deliver and perform its obligations under the Indenture. The Indenture has been duly qualified under the Trust Indenture Act. The Indenture has been duly authorized by the Issuer and the Guarantor and, when duly executed and delivered by or on behalf of the Issuer and the Guarantor (assuming the due authorization, execution and delivery by the Trustee), the Indenture will constitute the valid and binding obligation of the Issuer and the Guarantor, enforceable against each of the Issuer and the Guarantor in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(iv) The Guarantee has been duly authorized by the Guarantor and, when the Indenture has been duly executed and delivered by the parties thereto and the Notes have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to this Agreement, the Guarantee will constitute a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as the enforcement thereof may be subject to the Enforceability Exceptions.

(l) Underwriting Agreement. This Agreement has been duly executed and delivered by or on behalf of the Issuer and the Guarantor.

(m) No Violation or Default. Neither the Issuer, the Guarantor nor any of the Designated Subsidiaries is (i) in violation of its memorandum of association or bye-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Issuer, the Guarantor or any of the Designated Subsidiaries is a party or by which the Issuer, the Guarantor or any of the Designated Subsidiaries is bound or to which any of the property or assets of the Issuer, the Guarantor or any of the Designated Subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the Issuer, the Guarantor, any of the Designated Subsidiaries or their properties, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) No Conflicts. The execution, delivery and performance by the Guarantor and the Issuer of this Agreement, the issuance and sale of the Securities by the Guarantor and the Issuer and the consummation by the Guarantor and the Issuer of the transactions contemplated by this Agreement, the Indenture, the Notes and the Guarantee will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Issuer, the Guarantor or any of the Designated Subsidiaries pursuant to the terms of, any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Issuer, the Guarantor or any of the Designated Subsidiaries is a party or by which the Issuer, the Guarantor or any of the Designated Subsidiaries is bound or to which any of the property or assets of the Issuer, the Guarantor or any of the Designated Subsidiaries is subject, (ii) result in any violation of the provisions of the memorandum of association or bye-laws or similar organizational documents of the Issuer, the Guarantor or any of the Designated Subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the Issuer or the Guarantor except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) No Consents Required. No consent, approval, authorization, order, license, registration or qualification of or with any court or governmental or regulatory authority having jurisdiction over the Issuer or the Guarantor is required for the execution, delivery and performance by the Issuer and the Guarantor of this Agreement, the issuance and sale of the Securities pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement, the Indenture, the Notes and the Guarantee, except for (i) the registration of the Notes under the Act, (ii) such consents, approvals, authorizations, orders and registrations or qualifications as may be required by the Financial Industry Regulatory Authority, Inc. (“FINRA”) and under applicable state securities laws in connection with the purchase and distribution of the Securities by or for the account of the Underwriters, and (iii) such consents, approvals, authorizations, registrations or qualifications as may be required and have been obtained from the BMA (as defined below), except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(p) No Stabilization. Neither the Issuer nor the Guarantor has taken, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of the Securities.

(q) Exchange Controls. There are no currency exchange control laws in Bermuda (or any political subdivision or taxing authority thereof) that would be applicable to the payment of any amounts (A) under the Securities by the Issuer or pursuant to the Guarantee by the Guarantor (other than as may apply to residents of Bermuda for Bermuda exchange control purposes) or (B) by any of the Guarantor’s subsidiaries to the Guarantor; the Bermuda Monetary Authority (the “BMA”) has designated the Guarantor as non-resident for exchange control purposes; the Guarantor is an “exempted company” under Bermuda law and has not (V) acquired and does not hold any land for its business in Bermuda, other than that held by way of lease or tenancy for terms of not more than 50 years, without the express authorization of the Bermuda Minister of Finance, (W) acquired and does not hold land by way of lease or tenancy for terms of not more than 21 years in order to provide accommodation or recreational facilities for its officers and employees, without the express authority of the Bermuda Minister of Finance, (X) taken mortgages on land in Bermuda to secure an amount in excess of $50,000, without the consent of the Bermuda Minister of Finance, (Y) acquired any bonds or debentures secured by any land in Bermuda, except bonds or debentures issued by the government of Bermuda or a public authority of Bermuda, or (Z) conducted its business in a manner that is prohibited for “exempted companies” under Bermuda law. Neither the Issuer nor the Guarantor has received notification from the BMA or any other Bermuda governmental authority of proceedings relating to the modification or revocation of its designation as nonresident for exchange control purposes or its status as an “exempted company.”

(r) Bermuda Taxes. The Guarantor has received from the Bermuda Minister of Finance an assurance under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda to the effect set forth in the Pricing Disclosure Package and the Final Prospectus under the caption “Certain Tax Considerations—Bermuda Tax Considerations” and the Guarantor has not received any notification to the effect (and is not otherwise aware) that such assurance may be revoked or otherwise not honored by the Bermuda government.

(s) Legal Proceedings. Other than as described in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Guarantor or any of its subsidiaries is a party or to which any property of the Guarantor or any of its subsidiaries is the subject that, individually or in the aggregate, if determined adversely to the Guarantor or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect; and no such investigations, actions, suits or proceedings are, to the knowledge of the Issuer or the Guarantor, threatened or, contemplated by any governmental or regulatory authority or threatened by others; and (i) there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Act to be described in the Registration Statement or the Pricing Disclosure Package that are not so described in the Registration Statement or the Pricing Disclosure Package and (ii) there are no statutes, regulations or contracts or other documents that are required under the Act to be filed as exhibits to the Registration Statement or described in the Registration Statement or the Pricing Disclosure Package that are not so filed as exhibits to the Registration Statement or described in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus.

(t) Independent Accountants. Ernst & Young, Ltd., who have certified certain financial statements of the Guarantor and its subsidiaries is an independent registered public accounting firm with respect to the Guarantor and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Act.

(u) Title to Real and Personal Property. The Guarantor and its subsidiaries collectively have valid rights to lease or otherwise use all items of real and personal property and assets that are material to the respective businesses of the Guarantor and its subsidiaries taken as a whole, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Guarantor and its subsidiaries or (ii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(v) Title to Intellectual Property. The Guarantor and its subsidiaries collectively own, possess, license or have adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) reasonably necessary for the conduct of the business of the Guarantor and its subsidiaries taken as a whole as currently conducted and as proposed to be conducted, and the conduct of their respective businesses does not conflict in any material respect with any such valid rights of others. Neither the Guarantor nor the Issuer has received any notice of any claim of infringement, misappropriation or conflict with any such rights of others in connection with its patents, patent rights, licenses, inventions, trademarks, service marks, trade names, copyrights and know-how, which would reasonably be expected to result in a Material Adverse Effect.

(w) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Guarantor or any of its subsidiaries, on the one hand, and the directors, officers, shareholders, customers or suppliers of the Guarantor or any of its subsidiaries, on the other, that is required by the Act to be described in the Registration Statement and the Pricing Prospectus and that is not so described in such documents and in the Pricing Disclosure Package.

(x) Investment Company Act. Neither the Guarantor nor the Issuer is and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof received by the Issuer as described in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus, will be (i) required to register as an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”) or (ii) “controlled” by a company required to be registered as an investment company under the Investment Company Act.

(y) Taxes. The Guarantor, the Issuer and the Designated Subsidiaries have paid all U.S. federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the date hereof other than taxes being contested in good faith and for which adequate reserves have been provided or taxes currently payable without penalty or interest, except to the extent that the failure to so file or pay would not reasonably be expected to have a Material Adverse Effect; and except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus, there is no tax deficiency that has been asserted against the Guarantor, the Issuer or any of the Designated Subsidiaries or any of their respective properties or assets, except as would not reasonably be expected to have a Material Adverse Effect.

(z) Licenses and Permits. The Guarantor, the Issuer and the Designated Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and except as described in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus, neither the Guarantor or the Issuer nor any of the Designated Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization.

(aa) Insurance Licenses. Each of Third Point Reinsurance Company Ltd., Third Point Re Cat Ltd. and Third Point Reinsurance (USA) Ltd. (each an “Insurance Subsidiary,” and collectively the “Insurance Subsidiaries”) is duly licensed to conduct an insurance or a reinsurance business, as the case may be, under the insurance statutes of each jurisdiction in which the conduct of its business requires such licensing, except as described in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus and except for such jurisdictions in which the failure of the Insurance Subsidiaries to be so licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Insurance Subsidiaries have made all required filings under applicable insurance statutes in each jurisdiction where such filings are required, except for such jurisdictions in which the failure to make such filings would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Insurance Subsidiaries has all other necessary authorizations, approvals, orders, consents, certificates, permits, registrations and qualifications of and from all domestic and foreign insurance regulatory authorities necessary to conduct their respective businesses as described in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus, except where the failure to have such authorizations, approvals, orders, consents, certificates, permits, registrations or qualifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of the Issuer, Guarantor or its Insurance Subsidiaries has received any notification from any insurance regulatory authority to the effect that any additional authorization, approval, order, consent, certificate, permit, registration or qualification is needed to be obtained by the Issuer, the Guarantor or such Insurance Subsidiary or in any case where it would be reasonably expected that (x) the Issuer, the Guarantor or such Insurance Subsidiary would be required either to obtain such additional authorization, approval, order, consent, certificate, permit, registration or qualification or to cease or otherwise limit the writing of certain business as a result of not having any additional authorization, approval, order, consent, certificate, permit, registration or qualification, and (y) the failure to obtain such additional authorization, approval, order, consent, certificate, permit, registration or qualification or the limiting of the writing of such business would reasonably be expected to have a Material Adverse Effect. No insurance regulatory authority having jurisdiction over the Issuer, the Guarantor or any of its Insurance Subsidiaries has (i) except as described in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus, or as would not reasonably be expected to have a Material Adverse Effect, issued any order or decree impairing, restricting or prohibiting the continuation of the business of the Issuer, the Guarantor or any of the Insurance Subsidiaries in all material respects as presently conducted or (ii) except as described in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus, issued any order or decree impairing, restricting or prohibiting the payment of dividends by any Insurance Subsidiary to its parent.

(bb) Treaties, Contracts and Arrangements. Except as described in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus, all material retrocessional and reinsurance treaties, contracts and arrangements to which the Guarantor, the Issuer or any Insurance Subsidiary is a party are in full force and effect.

(cc) Insurance Reserving. Except as described in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus, since January 1, 2014, the Guarantor, the Issuer and Third Point Reinsurance Company Ltd. have made no material change in their insurance reserving practices.

(dd) No Labor Disputes. No labor disturbance by or dispute with employees of the Guarantor, the Issuer or any of its subsidiaries exists or, to the knowledge of the Guarantor or the Issuer, is threatened, except as would not reasonably be expected to have a Material Adverse Effect.

(ee) Compliance with ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Issuer, the Guarantor, or any member of its “Controlled

Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each, a “Plan”), has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to, ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption; (iii) no Plan is subject to Title IV of ERISA or the funding rules of Section 412 of the Code or Section 302 of ERISA, (iv) neither the Guarantor or the Issuer nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA); and (v) there is no pending audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency or any foreign regulatory agency with respect to any Plan.

(ff) Disclosure Controls. The Guarantor maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) and such disclosure controls and procedures are designed to ensure that information relating to the Guarantor and its subsidiaries is accumulated and communicated to the Guarantor’s principal executive officer and principal financial officer by others within those entities.

(gg) Accounting Controls. The Guarantor maintains a system of internal accounting controls with respect to itself and its subsidiaries sufficient to provide reasonable assurance that transactions are executed in accordance with management’s general or specific authorizations; transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; access to assets is permitted only in accordance with management’s general or specific authorization; and the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Pricing Disclosure Package and the Final Prospectus, the Guarantor is not aware of (i) any significant deficiencies or material weaknesses in its internal controls over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Guarantor’s internal controls over financial reporting (it being understood that this subsection will not require the Guarantor to comply with Section 404 of the Sarbanes Oxley Act of 2002 as of a date that is earlier than such date on which the Guarantor would otherwise be required to so comply under applicable law).

(hh) Insurance Laws. Each of the Guarantor, the Issuer and the Insurance Subsidiaries has filed all statutory financial returns, reports, documents and other information required to be filed pursuant to the applicable insurance laws and the rules, regulations and interpretations of the insurance regulatory authorities thereunder (collectively, “Insurance Laws”) of Bermuda and each other jurisdiction applicable thereto, except where failure, individually or in the aggregate, to file such return, report, document or information would not reasonably be expected to have a Material Adverse Effect; and each of the Guarantor and its subsidiaries maintains its books and records in accordance with, and is otherwise in compliance with, the applicable Insurance Laws of Bermuda and each other jurisdiction applicable thereto, except where the failure to so maintain its books and records or be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Guarantor or its subsidiaries is required to file statutory financial returns, reports, documents or other information under the Insurance Laws of the United States and the various states thereof, or is required to maintain its books and records in accordance with, or otherwise in compliance with, the Insurance Laws of the United States.

(ii) [Reserved.]

(jj) [Reserved.]

(kk) Insurance. The Guarantor maintains insurance covering its and its subsidiaries’ (including the Issuer’s) respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as the Guarantor and the Issuer believe are adequate to protect the Guarantor and its subsidiaries and their respective businesses; and neither the Guarantor nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) received notice that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ll) No Unlawful Payments. Neither the Guarantor nor any of its subsidiaries nor, to the knowledge of the Guarantor or the Issuer, any director, officer, agent, employee or other person acting on behalf of the Guarantor or any of its subsidiaries has (i) used any corporate funds in violation of any applicable law for an improper contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect payment in violation of any applicable law to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, to the extent applicable; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other improper payment in violation of any applicable law.

(mm) Compliance with Money Laundering Laws. The operations of the Guarantor and its subsidiaries are and have been conducted at all times in compliance with the applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body having jurisdiction over the Guarantor or the Issuer involving the Guarantor or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Issuer, threatened.

(nn) Compliance with OFAC. None of the Guarantor, any of its subsidiaries or, to the knowledge of the Guarantor and the Issuer, any director, officer, agent, employee or affiliate of the Guarantor or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and neither the Guarantor nor the Issuer will, directly or indirectly, use the proceeds of the sale by the

Issuer of the Securities to be sold by it hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(oo) No Restrictions on Subsidiaries. Except as described in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus, no subsidiary of the Guarantor is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to its parent company, from making any other distribution on such subsidiary’s share capital, from repaying to the Issuer or the Guarantor any loans or advances to such subsidiary from the Issuer or the Guarantor, as applicable, or from transferring any of such subsidiary’s properties or assets to the Issuer, the Guarantor or any other subsidiary of the Guarantor.

(pp) No Broker’s Fees. Except as described in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus, neither the Guarantor nor the Issuer is party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Guarantor, the Issuer or any Underwriter for a brokerage commission, finder’s fee or like payment in connection with the offering and sale by the Issuer of the Securities.

(qq) No Registration Rights. Except as described in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus, no person has the right to require the Guarantor or any of its subsidiaries to register any securities for sale under the Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Notes by the Issuer.

(rr) Statistical and Market Data. Nothing has come to the attention of the Guarantor or the Issuer that has caused the Guarantor or the Issuer to believe that the statistical and market-related data included in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(ss) Status under the Act. (i) At the earliest time after the filing of the Registration Statement that the Issuer or the Guarantor or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Securities and (ii) as of the date hereof (with such date being used as the determination date for purposes of this clause(ii)), neither the Issuer nor the Guarantor was or is an “ineligible issuer” (as defined in Rule 405 under the Act), including, without limitation, for purposes of Rules 164 and 433 under the Act with respect to the offering of the Securities as contemplated by the Registration Statement, the Pricing Disclosure Package and the Final Prospectus.

(tt) No Stamp Taxes. No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of any Underwriter to Bermuda or any political subdivision or taxing authority thereof or therein in connection with (A) the sale and delivery of the Securities to or for the account of such Underwriter or (B) the sale and delivery outside Bermuda by such Underwriter of the Securities to the initial purchasers thereof.

(uu) Notes. On the Closing Date, the Notes, the Indenture and the Guarantee will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and will be in substantially the form filed or incorporated by reference, as the case may be, as exhibits to the Registration Statement.

6. Further Agreements of the Issuer. Each of the Issuer and the Guarantor covenants and agrees with each Underwriter that:

(a) Required Filings. The Issuer and the Guarantor, as applicable, will file (i) the final Prospectus with the Commission within the time periods specified by Rule 424(b) and Rule 430A, 430B or 430C under the Act, will file any Issuer Free Writing Prospectus to the extent required by Rule 433 under the Act, and will furnish copies of the Final Prospectus and each Issuer Free Writing Prospectus (to the extent not previously delivered) to the Underwriters in New York City prior to 12:00 noon, New York City time, on the second business day following the execution and delivery of this Agreement in such quantities as the Representatives may reasonably request and (ii) on a timely basis all reports and any definitive proxy or information statements required to be filed by the Issuer or the Guarantor with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Final Prospectus and prior to the termination of the offering of the Securities by the Underwriters.

(b) Delivery of Copies. The Issuer and the Guarantor will deliver, without charge, (i) to the Representatives, six (6) conformed copies of the Registration Statement as originally filed and each amendment thereto, in each case including all exhibits and consents filed therewith; and (ii) to each Underwriter (A) a conformed copy of the Registration Statement as originally filed and each amendment thereto (without exhibits) and (B) during the Prospectus Delivery Period (as defined below), as many copies of the Final Prospectus (including all amendments and supplements thereto and each Issuer Free Writing Prospectus) as the Representatives may reasonably request. As used herein, the term “Prospectus Delivery Period” means such period of time after the first date of the public offering of the Securities as in the reasonable opinion of external counsel for the Underwriters a prospectus relating to the Securities is required by law to be delivered (or required to be delivered but for Rule 172 under the Act) in connection with sales of the Securities by any Underwriter or dealer.

(c) Amendments or Supplements, Issuer Free Writing Prospectuses. Before preparing, using, authorizing, approving, referring to or filing any Issuer Free Writing Prospectus, and before filing any amendment or supplement to the Registration Statement or the Final Prospectus, the Issuer and the Guarantor will furnish to the Representatives and counsel for the Underwriters a copy of the proposed Issuer Free Writing Prospectus, amendment or supplement for review and will not prepare, use, authorize, approve, refer to or file any such Issuer Free Writing Prospectus or file any such proposed amendment or supplement to which the Representatives reasonably object promptly following notice thereof.

(d) Notice to the Representatives. The Issuer and the Guarantor will advise the Representatives promptly, and confirm such advice in writing, (i) when the Registration

Statement has been filed and thereby become effective; (ii) when any amendment to the Registration Statement has been filed or becomes effective; (iii) when any supplement to the Final Prospectus, any Issuer Free Writing Prospectus or any amendment to the Final Prospectus has been filed or distributed; (iv) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Final Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information; (v) of the issuance by the Commission of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus, any of the Pricing Disclosure Package or the Final Prospectus, or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Act; (vi) of the occurrence of any event or development within the Prospectus Delivery Period as a result of which the Final Prospectus, the Pricing Disclosure Package, or any Issuer Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Final Prospectus, the Pricing Disclosure Package, or such Issuer Free Writing Prospectus, as applicable, is delivered to a purchaser, not misleading; and (vii) of the receipt by the Issuer or the Guarantor of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Issuer will use its reasonable best efforts to prevent the issuance of any such order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus, any of the Pricing Disclosure Package or the Final Prospectus, or suspending any such qualification of the Securities and, if any such order is issued, will use its reasonable best efforts to obtain as soon as possible the withdrawal thereof.

(e) Ongoing Compliance. (1) If during the Prospectus Delivery Period (i) any event or development shall occur or condition shall exist as a result of which the Final Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Final Prospectus is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Final Prospectus to comply with the Act, the Exchange Act and the Trust Indenture Act and the rules and regulations of the Commission thereunder, the Issuer and the Guarantor will as promptly as is practicable notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission and furnish to the Underwriters and to such dealers as the Representatives may designate such amendments or supplements to the Final Prospectus as may be necessary so that the statements in the Final Prospectus as so amended or supplemented would not, in the light of the circumstances existing when the Final Prospectus is delivered to a purchaser, be misleading or so that the Final Prospectus will comply with the Act and (2) if at any time prior to the Closing Date (i) any event or development shall occur or condition shall exist as a result of which the Pricing Disclosure Package as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Pricing Disclosure Package is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Pricing Disclosure Package to comply with the Act, the Issuer and the Guarantor will promptly notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission (to the extent required) and furnish to the Underwriters and to such dealers as the Representatives may designate, such amendments or supplements to the Pricing Disclosure Package as may be necessary so that the statements in the Pricing Disclosure Package as so amended or supplemented would not, in the light of the circumstances existing when the Pricing Disclosure Package is delivered to a purchaser, be misleading or so that the Pricing Disclosure Package will comply with the Act.

(f) [Reserved.]

(g) [Reserved.]

(h) Blue Sky Compliance. The Issuer and the Guarantor will use commercially reasonable efforts to take such action as the Representatives may reasonably request to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request and will continue such qualifications in effect so long as required for distribution of the Securities; provided that neither the Issuer nor the Guarantor shall be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction, (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject or (iv) amend the Issuer’s or the Guarantor’s certificate of incorporation or bylaws or memorandum of association or bye-laws, respectively.

(i) Earnings Statement. The Guarantor and the Issuer will make generally available to their security holders as soon as practicable an earnings statement of the Guarantor and the Issuer (which need not be audited) that satisfies the provisions of Section 11(a) of the Act and Rule 158 of the Commission promulgated thereunder.

(j) Clear Market. For a period of 30 days after the date of the Final Prospectus, neither the Issuer nor the Guarantor will offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to, any debt securities or guarantees of debt securities of the Issuer or the Guarantor that are substantially similar to the Securities; provided that the Representatives may, upon the request of the Issuer and the Guarantor, waive this subsection (j) on behalf of the Underwriters.

(k) Use of Proceeds. The Issuer will apply the net proceeds from the sale of the Notes as described in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus under the heading “Use of Proceeds.”

7. Conditions of Underwriters’ Obligations. The obligation of each Underwriter to purchase the Securities on the Closing Date, as provided herein is subject to the performance by the Issuer of their respective covenants and other obligations hereunder and to the following additional conditions:

(a) Registration Compliance; No Stop Order. No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose or pursuant to Section 8A under the Act shall be pending before or threatened by the Commission; the Final Prospectus and each Issuer Free Writing Prospectus shall have been timely filed with the

Commission under the Act (in the case of an Issuer Free Writing Prospectus, to the extent required by Rule 433 under the Act); and all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Representatives.

(b) Representations and Warranties. The respective representations and warranties of the Issuer and the Guarantor contained herein shall be true and correct on the date hereof and on and as of the Closing Date.

(c) No Downgrade. Subsequent to the earlier of (A) the Applicable Time and (B) the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded the Notes or the financial strength or claims-paying ability of the Guarantor or any of its subsidiaries by A.M. Best Company, Inc. (“A.M. Best”), and (ii) no notice shall have been given publicly by A.M. Best, nor otherwise received by the Issuer from A.M. Best, of any intended or potential downgrading of, or that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Notes or the financial strength or claims-paying ability of the Guarantor or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading).

(d) No Material Adverse Change. No event or condition of a type described in Section 5(h) hereof shall have occurred or shall exist, which event or condition is not described in by the Pricing Disclosure Package (excluding any amendment or supplement thereto) and the Final Prospectus (excluding any amendment or supplement thereto) and the effect of which in the judgment of the Representatives is so material and adverse as to make it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date on the terms and in the manner contemplated by this Agreement, the Pricing Disclosure Package and the Final Prospectus.

(e) Officers’ Certificates. The Representatives shall have received, on and as of the Closing Date, certificates of the chief financial officer or chief accounting officer of each of the Issuer and the Guarantor and one additional senior executive officer of each of the Issuer and the Guarantor who are reasonably satisfactory to the Representatives (i) confirming that such officers have reviewed the Registration Statement, the Pricing Disclosure Package and the Final Prospectus and, to the knowledge of such officers, the representations of the Issuer and the Guarantor, respectively, set forth in Section 5(b) and 5(d) hereof are true and correct, (ii) confirming that the other representations and warranties of the Issuer and the Guarantor, respectively, in this Agreement are true and correct and that the Issuer and the Guarantor have each complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date, and (iii) to the effect set forth in paragraphs (a), (b) and (c) above.

(f) CFO Certificate. The Representatives shall have received on and as of the Closing Date, a certificate of the chief financial officer of the Guarantor in the form attached hereto as Annex E with respect to certain financial numbers and amounts included in the Registration Statement, Pricing Disclosure Package and Final Prospectus.

(g) Comfort Letters. On the date of this Agreement and on the Closing Date, Ernst & Young, Ltd. shall have furnished to the Representatives a comfort letter and bring-down comfort letter, dated the respective dates of delivery thereof and addressed to the Underwriters, in the form attached hereto as Annex D with respect to the financial statements and certain financial information relating to the Guarantor and its consolidated subsidiaries and Third Point LLC contained in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to the Closing Date, unless otherwise agreed by the Representatives.

(h) Opinion and 10b-5 Statement of Counsel for the Issuer and the Guarantor. Debevoise & Plimpton LLP, counsel for the Issuer and the Guarantor, shall have furnished to the Representatives, at the request of the Issuer, their written opinion and 10b-5 statement, dated the Closing Date, and addressed to the Underwriters, substantially in the form set forth in Annex A-1 hereto.

(i) Opinion of Special Bermuda Counsel for the Issuer and the Guarantor. Conyers Dill & Pearman Limited, special Bermuda counsel for the Issuer and the Guarantor, shall have furnished to the Representatives, at the request of the Issuer, their written opinion, dated the Closing Date, and addressed to the Underwriters, substantially in the form and set forth in Annex A-2 hereto.

(j) Opinion and 10b-5 Statement of Counsel for the Underwriters. The Representatives shall have received, on and as of the Closing Date, an opinion and 10b-5 statement of Willkie Farr & Gallagher LLP, counsel for the Underwriters, with respect to such matters as the Representatives may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(k) No Legal Impediment to Issuance and/or Sale. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Securities by the Issuer and the Guarantor; and no injunction or order of any federal, state or foreign court having jurisdiction over the Issuer or the Guarantor shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities by the Issuer and the Guarantor.

(l) Good Standing. The Representatives shall have received, on and as of the Closing Date, satisfactory evidence of the good standing (or the equivalent thereof, if any, with respect to the law of foreign countries) of the Issuer, the Guarantor and the Designated Subsidiaries in their respective jurisdictions of organization, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(m) Additional Documents. On or prior to the Closing Date, the Issuer and the Guarantor shall have furnished to the Representatives such further certificates and documents as the Representatives may reasonably request.

8. Covenants of the Underwriters. Each Underwriter severally covenants with the Issuer and the Guarantor not to take any action that would result in the Issuer or the Guarantor being required to file with the Commission under Rule 433(d) under the Act a free writing prospectus prepared by or on behalf of or used or referred to by such Underwriter that otherwise would not be required to be filed by the Issuer or the Guarantor thereunder, but for the action of the Underwriter; provided that the Issuer and the Guarantor each consent to the use by each Underwriter of the pricing term sheet substantially in the form of Annex C.

9. Indemnification and Contribution.

(a) Indemnification of the Underwriters by the Issuer and the Guarantor. Each of the Issuer and the Guarantor, jointly and severally, agree to indemnify and hold harmless each Underwriter, its directors, officers and agents, each broker dealer affiliate of any Underwriter and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, documented and reasonable legal fees and other expenses reasonably incurred in connection with investigating or defending any such action or claim asserted), joint or several, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, (ii) or any untrue statement or alleged untrue statement of a material fact contained in the Pricing Prospectus, the Final Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus listed on Annex B hereto (taken together with the Pricing Disclosure Package), or the Pricing Disclosure Package (including any Pricing Disclosure Package that has subsequently been amended) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any Underwriter Information.

(b) Indemnification of the Issuer and the Guarantor. Each Underwriter agrees to indemnify and hold harmless the Issuer, the Guarantor, their respective directors, officers who signed the Registration Statement and each person, if any, who controls the Issuer or the Guarantor within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, to the same extent as the indemnity set forth in paragraph (a) above (including, without limitation, documented and reasonable legal fees and other expenses reasonably incurred in connection with investigating or defending any such action or claim asserted), but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Underwriter furnished to the Issuer and the Guarantor in writing by such Underwriter through the Representatives expressly for use in any Preliminary Prospectus (or any amendment or supplement thereto), the Registration Statement, the Final Prospectus (or any amendment or supplement thereto) or any Issuer Free Writing Prospectus listed on Annex B hereto (taken together with the Pricing Disclosure Package) (collectively, the “Underwriter Information”), it being understood and agreed upon that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the information contained in the third sentence of the eighth paragraph under the caption “Underwriting,” the information contained in the first three sentences of the ninth paragraph under the caption “Underwriting,” the information contained in the first sentence of the tenth paragraph under the caption “Underwriting” and the information contained in the third sentence of the twelfth paragraph under the caption “Underwriting.”

(c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to the preceding paragraphs of this Section 9, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under the preceding paragraphs of this Section 9 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure, and provided further that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under the preceding paragraphs of this Section 9. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other Indemnifying Person similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person (who shall not, except with the consent of the Indemnified Person, be counsel to the Indemnifying Person), and, after notice from the Indemnifying Person to such Indemnified Person of its election so to assume the defense thereof, the Indemnifying Person shall not be liable to such Indemnified Person under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Person, in connection with the defense thereof other than reasonable costs of investigation; provided, however, that an Indemnifying Person or Persons shall be liable for the fees and expenses of an additional firm or firms of attorneys to the extent that (i) the use of counsel chosen by the Indemnifying Person to represent the Indemnified Person would present such counsel with a conflict of interest or (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Person and the Indemnifying Person and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Persons which are different from or additional to those available to the Indemnifying Person. It is understood that the Indemnifying Person or Persons shall not, in connection with any one action or proceeding or separate but substantially similar actions arising out of the same allegations be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons (except to the extent that local counsel (in addition to any regular counsel) is required to effectively defend against any such action or proceeding). No Indemnifying Person shall, without the written consent of the Indemnified Person, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Person is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person.

(d) Contribution. If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person, other than pursuant to its terms, or insufficient in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Issuer and the Guarantor, on the one hand, and the Underwriters on the other, from the offering of the Securities. If the allocation provided by the preceding sentence is not permitted by applicable law or if the Indemnified Person failed to give the notice required under subsection (c) above, then each Indemnifying Person shall contribute, in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Issuer and/or the Guarantor, on the one hand, and the Underwriters on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Issuer and the Guarantor, on the one hand, and the Underwriters on the other, shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses but after deducting underwriting discount and commissions) received by the Issuer from the sale of the Securities and the total underwriting discounts and commissions received by the Underwriters in connection therewith, in each case as set forth in the table on the cover of the Final Prospectus, bear to the aggregate offering price of the Securities. The relative fault of the Issuer and the Guarantor, on the one hand, and the Underwriters on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer and the Guarantor or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Limitation on Liability. The Issuer, the Guarantor and the Underwriters agree that it would not be just and equitable if contribution pursuant to paragraph (d) above were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities (or actions in respect thereof) referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of paragraph (d) above, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to paragraphs (d) and (e) are several in proportion to their respective purchase obligations hereunder and not joint.

(f) Non-Exclusive Remedies. The remedies provided for in this Section 9 paragraphs (a) through (e) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.

10. Effectiveness of Agreement. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

11. Termination. This Agreement may be terminated in the absolute discretion of the Representatives, by notice to the Issuer and the Guarantor, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by any of the New York Stock Exchange, the NYSE MKT LLC or The Nasdaq Stock Market; (ii) trading of any securities issued or guaranteed by the Issuer or the Guarantor shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities or a material disruption in securities settlement or clearance services in the United States that would reasonably be expected to affect the settlement of the Securities shall have occurred; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representatives, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date, on the terms and in the manner contemplated by this Agreement, the Pricing Disclosure Package and the Final Prospectus.

12. Defaulting Underwriter.

(a) If, on the Closing Date any Underwriter defaults on its obligation to purchase the amount of Notes that it has agreed to purchase hereunder on such date, the non-defaulting Underwriters may in their discretion arrange for the purchase of such Notes by other persons satisfactory to the Issuer and the Guarantor on the terms contained in this Agreement. If, within 36 hours after any such default by any Underwriter, the non-defaulting Underwriters do not arrange for the purchase of such Notes, then the Issuer shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Underwriters to purchase such Notes on such terms. If other persons become obligated or agree to purchase the Notes of a defaulting Underwriter, either the non-defaulting Underwriters or the Issuer may postpone the Closing Date for up to five full business days in order to effect any changes that in the opinion of counsel for the Issuer or counsel for the Underwriters may be necessary in the Registration Statement and the Final Prospectus or in any other document or arrangement, and the Issuer and the Guarantor agree to promptly prepare any amendment or supplement to the Registration Statement and the Final Prospectus that effects any such changes. As used in this Agreement, the term “Underwriter” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 12, purchases the amount of Notes that a defaulting Underwriter agreed but failed to purchase.

(b) If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Issuer as provided in paragraph (a) above, the aggregate amount of Notes that remain unpurchased on the

Closing Date does not exceed one-eleventh of the aggregate number of Notes to be purchased on such date, then the Issuer shall have the right to require each non-defaulting Underwriter to purchase the number of Notes that such Underwriter agreed to purchase hereunder on such date plus such Underwriter’s pro rata share (based on the amount of Notes that such Underwriter agreed to purchase on such date) of the Notes of such defaulting Underwriter or Underwriters for which such arrangements have not been made.

(c) If, after giving effect to any arrangements for the purchase of the amount of Notes of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Issuer as provided in paragraph (a) above, the aggregate amount of Notes that remain unpurchased on the Closing Date exceeds one-eleventh of the aggregate amount of Notes to be purchased on such date, or if the Issuer shall not have exercised the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Underwriters. Any termination of this Agreement pursuant to this Section 12 shall be without liability on the part of the Issuer or the Guarantor, except that the Issuer will continue to be liable for the payment of expenses as set forth in Section 13 hereof and except that the provisions of Section 9 hereof shall not terminate and shall remain in effect.

(d) Nothing contained herein shall relieve a defaulting Underwriter of any liability it may have to the Issuer or any non-defaulting Underwriter for damages caused by its default.

13. Payment of Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Issuer and the Guarantor will pay or cause to be paid all costs and expenses incident to the performance of their respective obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection; (ii) the costs incident to the preparation, printing and filing under the Act of the Registration Statement, any Preliminary Prospectus, any Issuer Free Writing Prospectus, any Pricing Disclosure Package and the Final Prospectus (including all exhibits, amendments and supplements thereto) and the distribution thereof; (iii) the fees and expenses of the Issuer’s and Guarantor’s counsel and independent accountants; (iv) the fees and expenses, in an aggregate amount not to exceed $25,000, incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the state or foreign securities or blue sky laws of such jurisdictions as the Representatives may designate and the preparation, printing and distribution of a Blue Sky Memorandum including the related fees and expenses of counsel for the Underwriters; (v) the cost of preparing certificates representing the Notes; (vi) the costs and charges of any transfer agent and any registrar; (vii) all expenses, not to exceed $25,000, and application fees incurred in connection with any filing with, and clearance of the offering by, FINRA; (ix) all expenses incurred by the Issuer and the Guarantor in connection with any “road show” presentation to potential investors (provided, however, that the costs associated with the chartering of an aircraft used by the Issuer and the Underwriters to attend meetings with prospective purchasers of the Securities will be allocated between the Issuer and the Underwriters in proportion to the relative usage by representatives of the Issuer, including its investment manager, on the one hand and representatives of the Underwriters on the other hand); and (x) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); provided, however, that except as provided in this Section 13, the Underwriters will pay all their own costs and expenses, including any advertising and fees, disbursements and expenses of counsel for the Underwriting.

(b) If (i) this Agreement is terminated pursuant to Section 11, (ii) the Issuer or the Guarantor for any reason fails to tender the Securities for delivery to the Underwriters or (iii) the Underwriters decline to purchase the Securities for any reason permitted under this Agreement, the Issuer and the Guarantor agree to reimburse the Underwriters for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Underwriters in connection with this Agreement and the offering contemplated hereby.

14. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to in Section 9 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from the Underwriters shall be deemed to be a successor merely by reason of such purchase.

15. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Issuer, the Guarantor and the Underwriters contained in this Agreement or made by or on behalf of the Issuer, the Guarantor or the Underwriters pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Issuer, the Guarantor or the Underwriters.

16. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City or Bermuda; and (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Act.

17. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Underwriters shall be given to the Representatives c/o Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, New York 10005; Attention: Syndicate Manager, with a copy to Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005, Attention: General Counsel; Credit Suisse Securities (USA) LLC, 11 Madison Avenue, New York, NY 10010, Attention: LCD-IBD; with a copy to Michael Groll, Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019. Notices to the Issuer and the Guarantor shall be given at Third Point Reinsurance Ltd., The Waterfront, Chesney House, 1st Floor, 96 Pitts Bay Road, Pembroke HM 08 Bermuda (fax: +1.441.543.3329); Attention: Tonya Marshall, with a copy to Steven J. Slutzky, Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022.

(b) Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such state.

(c) Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(d) Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(e) PATRIOT Act. In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-5 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Issuer, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

(f) Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[The remainder of this page is intentionally left blank.]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

THIRD POINT RE (USA)
HOLDINGS INC.

By:	/s/ Christopher S. Coleman
	Name:	Christopher S. Coleman
	Title:	Vice President, Treasurer and Chief Financial Officer

THIRD POINT REINSURANCE LTD.

By:	/s/ J. Robert Bredahl
	Name:	J. Robert Bredahl
	Title:	President and Chief Operating Officer

By:	/s/ Christopher S. Coleman
	Name:	Christopher S. Coleman
	Title:	Chief Financial Officer

[Signature Page to Underwriting Agreement]

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

DEUTSCHE BANK SECURITIES INC.

By:	Deutsche Bank Securities Inc.

By	/s/ Mary Hardgrove
	Name:	Mary Hardgrove
	Title:	Managing Director

By	/s/ Adam Raucher
	Name:	Adam Raucher
	Title:	Director

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ Sharon Harrison
	Name:	Sharon Harrison
	Title:	Director

[Signature Page to Underwriting Agreement]

Schedule 1

Underwriters	Principal Amount of Notes to be Purchased

Deutsche Bank Securities Inc.	$69,000,000
Credit Suisse Securities (USA) LLC	$46,000,000

Total	$115,000,000

Schedule 2

Designated Subsidiaries of Third Point Reinsurance Ltd.

Third Point Reinsurance Company Ltd.

Third Point Re Marketing (UK) Ltd.

Third Point Re (USA) Holdings Inc.

Third Point Reinsurance (USA) Ltd.

Schedule 3

Specified Subsidiaries of Third Point Reinsurance Ltd.

Third Point Re (UK) Holdings Ltd.

Third Point Re (USA) Holdings Inc.

Third Point Reinsurance (USA) Ltd.

Annex A-1

Form of Opinion and 10b-5 Statement of Counsel for the Issuer and the Guarantor

Annex A-2

Form of Opinion of Special Bermuda Counsel for the Issuer and the Guarantor

Annex B

Issuer Free Writing Prospectuses

Press Release, dated January 20, 2015

Electronic roadshow presentation made available on Net Roadshow.com

Description of certain terms that does not reflect final terms, dated February 9, 2015

Annex C

Third Point Re (USA) Holdings Inc.

Third Point Reinsurance Ltd.

Pricing Term Sheet

Filed pursuant to Rule 433 Registration Statement File No. 333-201598 and 333-201598-01 Supplementing the Preliminary Prospectus Supplement dated February 6, 2015 (To Prospectus dated January 20, 2014)

Term Sheet

Third Point Re (USA) Holdings Inc.

7.00% Senior Notes due 2025

Fully and Unconditionally Guaranteed by

Third Point Reinsurance Ltd.

Term Sheet

Dated: February 10, 2015

Issuer:	Third Point Re (USA) Holdings Inc. (the “Issuer”)

Guarantor:	Third Point Reinsurance Ltd. (the “Guarantor”)

Security Type:	Senior Notes due 2025 (the “Notes”)

Anticipated Ratings*:	bbb- (stable outlook) (A.M. Best)

Trade Date:	February 10, 2015

Settlement Date:	February 13, 2015 (T+3)

Maturity Date:	February 13, 2025

Interest Payment Dates:	February 13 and August 13, beginning August 13, 2015

Interest Record Dates:	February 1 and August 1

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Bookrunners:	Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.

Deutsche Bank AG, London Branch, an affiliate of Deutsche Bank Securities Inc. will purchase $20,000,000 principal amount of Notes in the offering at the Issue Price to Investors.

Global Settlement:	Through The Depository Trust Company, including Euroclear or Clearstream Luxembourg as participants

Principal Amount:	$115,000,000

Issue Price to Investors:	100.00%

Net Proceeds to Issuer:	$114,252,500

Benchmark Treasury:	2.25% UST due November 15, 2024

Benchmark Treasury Yield:	1.991%

Reoffer Spread to Treasury:	+5.009%

Reoffer Issue Yield:	7.00%

Interest Rate:	7.00%, subject to adjustment from time to time in the event of a downgrade or subsequent upgrade of the rating assigned to the Notes or in connection with certain changes in the ratio of Consolidated Total Long-Term Indebtedness to Capitalization (each as defined in the Preliminary Prospectus Supplement dated February 6, 2015)

Yield to Maturity:	7.00%

Use of Proceeds:	The net proceeds from this offering are estimated to be approximately $114,252,500 after deducting the underwriting discounts and commissions and before estimated offering expenses. The net proceeds to the Issuer from this offering, together with a capital contribution expected to be received indirectly from the Guarantor, are expected to be used to fund an aggregate contribution of approximately $265,000,000 for the initial capitalization of the Issuer’s wholly owned insurance subsidiary. The initial capitalization of the Issuer’s insurance subsidiary is expected to occur shortly following the completion of this offering.

In connection with the initial capitalization of TPRUSA and Third Point Re USA, Third Point Re USA intends to enter into a quota share reinsurance agreement with Third Point Re, pursuant to which Third Point Re would assume 75% of premium and losses for Third Point Re USA’s portfolio of reinsurance contracts. Third Point Re USA will also enter into a net worth maintenance agreement with TPRE, pursuant to which TPRE will agree to commit funds sufficient to maintain a minimum level of capital at Third Point Re USA of $250,000,000, and a services agreement with TPRE, pursuant to which TPRE will agree to provide certain general and administrative support services.

Make-Whole Call:	At any time at a discount rate of Treasury Rate plus 50 basis points.

CUSIP / ISIN:	88428L AA0 / US88428LAA08

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Other Changes to Preliminary Prospectus Supplement:

Adjustments to Interest—Changes in Ratings	If (w) the rating of the Notes by A.M. Best (or, in the event that any other Rating Agency (as defined in the Preliminary Prospectus Supplement dated February 6, 2015) has assigned a rating to the Notes, such other Rating Agency) is decreased to, or (x) a Rating Agency initiates a rating at, in each case, a rating set forth on Schedule I (each such event, a “Downgrade Event”), the annual interest rate payable on the Notes immediately preceding such Downgrade Event will increase to a new annual interest rate equal to the sum of (y) the annual interest rate payable on the Notes on the original issue date plus (z) the additional interest rate percentage set forth opposite such rating set forth on Schedule I that is in effect immediately following such Downgrade Event.

If any Rating Agency, including A.M. Best, that has assigned a rating to the Notes subsequently increases its rating to any of the threshold ratings set forth on Schedule I (each such event, an “Upgrade Event”), the annual interest rate payable on the Notes immediately preceding such Upgrade Event will decrease to a new annual interest rate equal to the sum of (a) the annual interest rate payable on the Notes on the original issue date plus (b) the additional interest rate percentage set forth opposite such rating set forth on Schedule I that is in effect immediately following such Upgrade Event.

If all Rating Agencies cease to provide a rating on the Notes (a “Ratings Termination Event”), the annual interest rate payable on the Notes immediately preceding such Ratings Termination Event will increase to, or remain at, as the case may be, a new annual interest rate equal to the sum of (a) the annual interest rate payable on the Notes on the original issue date plus (b) 2.00%.

If, following a Ratings Termination Event, any Rating Agency initiates a rating at a rating set forth on Schedule I (a “Rating Initiation Event”), the annual interest rate payable on the Notes immediately preceding such Rating Initiation Event will decrease to, or remain at, as the case may be, a new annual interest rate equal to the sum of (a) the annual interest rate payable on the Notes on the original issue date plus (b) the additional interest rate percentage set forth opposite such rating set forth on Schedule I that is in effect immediately following such Rating Initiation Event.

If, at any time, one or more additional Rating Agencies initiates a rating at a rating set forth on Schedule I, such that there is more than one Rating Agency then rating the Notes following such initiation, the additional interest rate percentage corresponding to each such additional rating then assigned to the Notes, and the amount of each such adjustment to the annual interest rate payable on the Notes pursuant to the Indenture thereafter for so long as more than one Rating Agency is then rating the Notes, will be equal to half the additional interest rate percentage set forth on Schedule I, effective as of the business day following the public announcement of such initiation.

Notwithstanding anything to the contrary in this description, in no event will the total additional interest rate percentage applicable to the annual interest rate payable on the Notes attributable to one or more Downgrade Events exceed 2.00% in the aggregate. For the avoidance of doubt, in no event will the annual interest rate payable on the Notes be reduced to less than the annual interest rate payable on the Notes on the original issue date.

Each adjustment required by the Indenture, whether occasioned by the action of A.M. Best or any other Rating Agency, will be made independently of, but will be cumulative with, any and all other such adjustments. Each adjustment required by the Indenture will take effect as of the first business day following the public announcement of the event that triggers such adjustment. Except in the event of a Ratings Termination Event (as defined above), no adjustments in the annual interest rate payable on the Notes will be made solely as a result of any Rating Agency ceasing to provide a rating of the Notes. For the avoidance of doubt, no annual interest rate increase or decrease attributable to this provision of the Indenture will have any effect on interest that will have accrued on the Notes to and including the date of the event that triggers such adjustment or have any other retroactive effect.

Guarantee—Subsidiary Guarantee:	In the event that Third Point Reinsurance (USA) Ltd. (“Third Point Re USA”) becomes, and for so long as Third Point Re USA remains, a Subsidiary of any Subsidiary of the Guarantor other than the Issuer (each such Subsidiary of the Guarantor, a “Permitted Subsidiary Transferee”), within 30 days of any such transaction, the Guarantor will cause each such Permitted Subsidiary Transferee to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which each such Permitted Subsidiary Transferee (each, a “Subsidiary Guarantor”) will fully and unconditionally guarantee all payments on the Notes (each, a “Subsidiary

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Guarantee”), subject to automatic release in accordance with the following paragraphs; provided that no Subsidiary of the Guarantor that is a direct or indirect parent company of the Issuer will be required to guarantee the Notes at any time at which and for so long as Third Point Re USA is a Subsidiary of the Issuer.

Notwithstanding the foregoing, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee will thereupon terminate and be discharged and of no further force or effect:

(1) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of such Subsidiary Guarantor or any interest therein,

(2) upon the merger or consolidation of such Subsidiary Guarantor with and into the Guarantor, the Issuer or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Guarantor, the Issuer or another Subsidiary Guarantor,

(3) upon the completion of any transaction, or other occurrence, following which Third Point Re USA is no longer a Subsidiary of such Subsidiary Guarantor,

(4) upon defeasance or covenant defeasance of the Issuer’s and the Guarantor’s obligations, or satisfaction and discharge of the Indenture, or

(5) subject to certain limitations, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other obligations of the Subsidiary Guarantor then due and owing with respect to the Notes.

Upon any occurrence set forth in clause (B) above, the Trustee will, at the Issuer’s expense, execute any documents reasonably requested by the Issuer or the Guarantor in order to evidence such release, discharge and termination in respect of the applicable Subsidiary Guarantee.

The obligations of any Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

For purposes of the Indenture, “Subsidiary” means a corporation, partnership or other entity of which, at the time of determination, more than 50% of the outstanding voting securities is owned or controlled, directly or indirectly, by any person, or by one or more other Subsidiaries of such person, or by such person and one or more other Subsidiaries of such person. For the purposes of this definition, “voting securities” has the meaning ascribed to such term in the Trust Indenture Act of 1939, as amended.

Cross-default:	The following will be an additional Event of Default with respect to the Notes under the Indenture:

“failure of any Subsidiary Guarantor to pay the principal on any mortgage, agreement or other instrument under which there is issued or by which there is secured or evidenced any Long-Term Indebtedness (as defined in the Preliminary Prospectus Supplement dated February 6, 2015) (other than a default under the Indenture, any indebtedness owed to the Guarantor or a Subsidiary of the Guarantor, or any non-recourse indebtedness) within any applicable grace period after final maturity or the acceleration of any such indebtedness by the holders thereof because of a default, if the total amount of such Long-Term Indebtedness so unpaid or accelerated exceeds $50 0 million or its foreign currency equivalent; provided that no default or event of default shall be deemed to occur with respect to any such indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 30 days after receipt of written notice from the Trustee or from the holders of at least 25% in aggregate principal amount of the outstanding Notes affected thereby;”

Capitalized terms used herein without definition shall have the meanings set forth in the accompanying Preliminary Prospectus Supplement and Prospectus.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer and the Guarantor have filed a registration statement (including a prospectus and related preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at (800) 2211037 or Deutsche Bank Securities Inc. at (800) 503-4611.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.

7

Schedule I

Ratings

A.M. Best Rating	Fitch Rating	Moody’s Rating	S&P Rating	Additional Interest Rate Percentage
bbb- or higher
bb+	BBB- or higher	Baa3 or higher	BBB- or higher	0.00%
bb	BB+	Bal	BB+	0.50%
bb-	BB	Bat	BB	1.00%
b+ or lower	BB-	Ba3	BB-	1.50%
	B+ or lower	B1 or lower	B+ or lower	2.00%

8

Annex D

Form of Comfort Letter

Annex E

Form of CFO Certificate